Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

CHRISTOPHER & BANKS UPDATES FOURTH QUARTER

AND FISCAL 2016 GUIDANCE AND ANNOUNCES CEO AND BOARD CHANGES

-Comp store sales expected to be down between 7% and 8%-

-Joel Waller named interim CEO replacing LuAnn Via-

-Cash at the end of the year expected to be approximately $30 million-

Minneapolis, MN, January 17, 2017 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced an update to its guidance for the fourth quarter and full fiscal year, the election of Joel Waller as interim President and Chief Executive Officer (“CEO”) and the departure of LuAnn Via, President & CEO.

The Company’s change in guidance for the fourth quarter is attributable to a number of factors, including lower traffic, ongoing headwinds in women’s apparel and weather. The most significant decline occurred during the two full weekends prior to Christmas where sales were negatively impacted by an estimated $4.5 million. The Company now anticipates net sales for the quarter to be between $85 million and $86 million.  The continued strong performance in the Company’s eCommerce business, which grew by 15% in fiscal December, was offset by lower-than-anticipated sales in its other channels, particularly outlets.  In response to these soft sales trends, the Company was more promotional than originally planned in order to drive sales and manage inventory levels, which has led to gross margin pressure.  As a result, the Company now expects its net loss for the quarter to be in the range of $16 million to $17 million, including transition costs associated with the change in management.  Despite the lower than planned sales, cash, cash equivalents and investments are expected to be approximately $30 million which is near the low end of the Company’s earlier guidance, and the Company expects to end the fiscal year with on-hand inventory at cost down in the low single digits, which is within its previous guidance.  The Company continues to be highly focused on managing its expenses, conserving its cash and controlling inventory.

The Company also reported that LuAnn Via, President & Chief Executive Officer and a director of the Company, will be departing effective today, and that Lisa Wardell resigned as a member of the Board of Directors and Board Chair, effective January 10, 2017.

In connection with Ms. Via’s departure as Chief Executive Officer, the Company’s Board of Directors announced that, effective today, Joel Waller has been elected interim President & CEO and a member of the Board of Directors. Mr. Waller successfully served in a similar capacity for the Company several years ago. He has an extensive retail background with over 35 years of industry experience as both an executive and more recently as a consultant. His proven track record includes serving as the Chief Executive Officer of The Wet Seal, Inc., a specialty retailer of juniors clothing, shoes and accessories from 2005 to 2008 and prior to that as the Chief Executive Officer of Wilsons Leather, a specialty retailer of leather outerwear, accessories and apparel, for approximately twenty years, ending in January 2005.

In addition, the Company announced that Kent Kleeberger has been elected as Board Chair.   The Board of the Company intends immediately to commence a search for a permanent Chief Executive Officer and will be engaging a national search firm to assist it in that process.

Mr. Kleeberger said, “We thank LuAnn for her service and contributions as President and CEO during these challenging times, and wish her well in her future endeavors.  LuAnn has laid an excellent foundation for future growth and was instrumental in upgrading our assortments, talent, technology and ecommerce platforms.”

Mr. Waller commented, “I am very excited to be rejoining Christopher & Banks and working with the management team and the entire organization. I am very confident in the opportunity to return the Company to profitability and have requested that my compensation package be directly aligned with increasing shareholder value.”

Mr. Kleeberger commented that “I and the other members of the Board look forward to having Joel’s leadership again.  We are confident that he will provide clear direction and a smooth transition as we search for a permanent Chief Executive Officer.”

Mr. Kleeberger stated that, “as we look to Fiscal 2017, the Board of Directors and management, under Joel’s leadership, are committed to continuing to explore ways to maximize shareholder value, including implementing the cost savings initiatives previously identified for fiscal 2017, exploring additional cost savings opportunities, and inventory optimization. In addition to these current efforts, the Company is also exploring opportunities to maximize e-Commerce growth potential, generate free cash flow and identify potential growth opportunities and strategic transactions.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories.  As of January 17, 2017, the Company operates 499 stores in 45 states consisting of 315 MPW stores, 82 Outlet stores, 52 Christopher & Banks stores, and 50 stores in its women’s plus size clothing division CJ Banks.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe”, “drive” “in order to” and similar expressions and include the statements (i) that the Company now anticipates net sales for the quarter to be between $85 million and $86 million; (ii) that the Company expects its net loss for the quarter to be in the range of $16 million to $17 million, including transition costs associated with the change in management; (iii) that despite the lower than planned sales, cash, cash equivalents and investments are expected to be approximately $30 million which is near the low end of the Company’s earlier guidance of the low-to mid-$30 million range; (iv) that despite the lower than planned sales, the Company expects to end the fiscal year with on-hand inventory at cost down in the low single digits, which is within its previous guidance; (v) by Joel Waller that he is very confident in the opportunity to return the Company to profitability;  (vi) by Kent Kleeberger that he and the Board are confident that Mr. Waller will provide clear direction and a smooth transition as the Company searches for a permanent

Chief Executive Officer and (vii) by Kent Kleeberger that as the Company looks to fiscal 2017, the Board of Directors and management, under Joel’s leadership, are committed to continuing to explore ways to maximize shareholder value, including implementing the cost savings initiatives previously identified for fiscal 2017, exploring additional cost savings opportunities, and inventory optimization and that in addition to these current efforts, the Company is also exploring opportunities to maximize e-Commerce growth potential, generate free cash flow and identify potential growth opportunities and strategic transactions .

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans and initiatives; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

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COMPANY CONTACT:

Peter G. Michielutti

Executive Vice President,

Chief Operating Officer and

Chief Financial Officer

(763) 551-5000

INVESTOR RELATIONS CONTACT:

Jean Fontana

ICR, Inc.

(646) 277-1214